UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2018

SEARS HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51217, 001-36693	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois		60179
(Address of principal executive offices)		(Zip code)

Registrant’s Telephone Number, Including Area Code: (847) 286-2500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective as of November 14, 2018, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sears Holdings Corporation (the “Company”) approved the Key Employee Incentive Plan (the “KEIP”) of the Company and its debtor affiliates (the “Debtors”) and the Key Employee Retention Plan (“KERP”) of the Debtors, each subject to the approval of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The KEIP is designed to incentivize 18 of the Debtors’ senior executives (including the members of the Office of the Chief Executive and other named executive officers) and provides a total potential award opportunity of approximately $8.5 million payable as described below. The KERP is designed to enhance retention of 322 other employees and provides a total award pool of approximately $16.9 million payable on a quarterly basis over 12 months.

Under the KEIP, each individual who executes an award agreement under the plan is eligible to earn a quarterly cash performance bonus at the end of the three-months ending January 15, 2019 and the three-months ending April 15, 2019, with a 50% threshold award payable upon achievement of at least 110% of budgeted net cash flow projected by the Debtors’ debtor-in-possession financing budget (net of the cost of the KEIP) for each such quarter, 85% target award payable upon achievement of at least 115%, and a 100% maximum award payable upon achievement of at least 120%. The Compensation Committee approved the following quarterly bonus opportunities under the KEIP for the members of the Office of the Chief Executive and other named executive officers of the Company, which will be paid based on the performance of cash flow targets: (i) each of Robert A. Riecker, Chief Financial Officer, Leena Munjal, Chief Digital Officer, and Gregory Ladley, President – Softlines, each of whom is a member of the Office of the Chief Executive, will be eligible to receive up to a maximum quarterly award of $243,750; (ii) Robert J. (B.J.) Naedele, Chief Commercial Officer – Shop Your Way, will be eligible to receive up to a maximum quarterly award of $137,500; and (iii) Perry (Dean) Schwartz, President – Hardlines, will be eligible to receive up to a maximum quarterly award of $79,688.

Upon the consummation of a chapter 11 plan or sale of all or substantially all of the Debtors’ assets by October 15, 2019, each KEIP participant still employed by the Company or its affiliate will earn the maximum KEIP award amount for the quarter in which such an event occurs and any remaining quarters through October 15, 2019, up to, for all such participants, the aggregate unawarded balance of the funds in the KEIP, subject to his or her continued employment for at least 30 days following such event.

Each KEIP award is subject to a clawback and 20% of each quarterly KEIP award is subject to a holdback, in each case, subject to certain conditions. KEIP participants must execute a waiver of severance and any benefits under the Company’s annual incentive plan, long-term incentive plan, and any other bonuses to which they may be entitled, to be eligible for benefits under the KEIP. In addition, if a KEIP participant voluntarily terminates his or her employment or is terminated for cause then any remaining unpaid portion of the KEIP award or holdback amount will be forfeited. If a KEIP participant’s employment is terminated without cause or upon his or her death or disability, such participant is eligible to earn a prorated KEIP award for the periods prior to and including his or her termination date and will be paid any applicable holdback amount.

The Company’s motion seeking approval of the KEIP and KERP is currently set to be heard by the Bankruptcy Court on December 20, 2018.

Additionally, on November 16, 2018, the Compensation Committee approved changes to the base salaries of each of Messrs. Riecker and Ladley and Ms. Munjal. Effective as of October 15, 2018, the base salaries of each of Messrs. Riecker and Ladley and Ms. Munjal were increased to $975,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOLDINGS CORPORATION

Dated: November 20, 2018	By:	/s/ Robert A. Riecker
Robert A. Riecker
Chief Financial Officer and Member of the Office of the Chief Executive